FORM 3 U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Pubic Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.       Name and Address of Reporting Person

         Smith,            Alan                      M.
         --------------------------------------------------------------
         (Last)            (First)                   (Middle)

         22/12 Russell Gardens
         ----------------------------------------------------------
                           (Street)

         Edinburgh, Scotland                         EH12 5PP
         -------------------------------------------------------
         (City)            (State)                   (Zip)

2.       Date of Event Requiring Statement (Month/Day/Year)

         January 16, 2001

3.       IRS or Social Security Number of Reporting Person (Voluntary)

4.       Issuer Name and Ticker or Trading Symbol

         Executive Help Services, Inc.               EHSV.OB

5.       Relationship of Reporting Person to Issuer (Check all applicable)

           X      Director                                 10% Owner
         -----                                       ------

           X      Officer (give title below)               Other (specify below)
         -----                                       ------

                  Secretary, Treasurer

6.       If Amendment, Date of Original (Month/Day/Year)




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Table 1 -- Non-Derivative Securities Beneficially Owned


                           2.  Amount of Securities           3.  Ownership Form:            4.Nature of Indirect
1.  Title of Security      Beneficially Owned                 Direct (D) or Indirect (I)     Beneficial Ownership
---------------------      ------------------                 --------------------------     --------------------
Common stock               250,000                            I                              Shares held by
                                                                                             Certum Limited,
                                                                                             a Jersey, Channel Is.
                                                                                             corp owned by
                                                                                             Whistler Trust, of
                                                                                             which Mr. Smith is
                                                                                             the sole beneficiary



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

                  Date Exercisable          Title and Amount           Conver-          Owner-
                  And Expiration            of Securities              sion or          ship
                  Date (Month/              Underlying Deriva-         Exercise         Form of
                  Day/Year)                 tive Security              Price of         Deriv-
                                                                       Derivative       ative             Nature
1. Title of       Date     Expira-          Title    Amount or         Security         Security:         of Indirect
Derivative        Exer-    tion             -----    Number            --------         Direct (D) or     Beneficial
Security          cisable  Date                      of Shares                          Indirect (I)      Ownership
--------          -------  ----                      ---------                          ------------      ---------

None.





Explanation of Responses:

/s/ Alan M. Smith                           6/21/2001
---------------------------------------     ---------
**Signature of Reporting Person             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


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